UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 9, 2008

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director.  On December 9, 2008, Wade D. Nesmith resigned from the Board of Directors of Polymer Group, Inc. (the “Company”).

(d) Appointment of Directors.  On December 10, 2008, the Board elected Keith B. Hall as a director to fill Mr. Nesmith’s unexpired term.  Mr. Hall will serve until the 2009 annual meeting of shareholders of the Company, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Company’s Amended and Restated By-laws and the Shareholders Agreement, dated March 2003, as amended on December 20, 2004, by and among the Company, MatlinPatterson Partners and certain other shareholders (the “Shareholders Agreement”).  A description of the Shareholders Agreement is set forth in the “Certain Relationships and Related Transactions” section of the Company’s Proxy Statement dated April 25, 2008 and filed with the Securities and Exchange Commission.  Mr. Hall was appointed to the Audit Committee of the Board.  Mr. Hall will also serve as Chairman of the newly created Capital Projects Committee of the Board.

On December 10, 2008, the Board elected Elizabeth A. Fessenden as a director to fill the unexpired term of Eugene Linden, who resigned from the Board on May 22, 2008.  Ms. Fessenden will serve until the 2009 annual meeting of shareholders of the Company, until her successor is duly elected and qualified or until her death, resignation or removal, in accordance with the Company’s Amended and Restated By-laws and the Shareholders Agreement.  Ms. Fessenden was appointed to Chair the Nominating and Corporate Governance Committee of the Board.  Ms. Fessenden will also serve on the Compensation Committee.

Both Mr. Hall and Ms. Fessenden are non-employee directors and are deemed to be independent of the Company and its management within the meaning of the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: December 15, 2008	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary